Exhibit 10.5

For Use Outside the United States

AUTODESK, INC.

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Date: ____________________________
_____ Change in Payroll Deduction / Approved Contribution Rate
_____ Change of Beneficiary(ies)

1.	I, __________________________________ hereby elect to participate in the Autodesk, Inc. (collectively, with its subsidiaries and affiliates, the “Company”) International Employee Stock Purchase Plan (the “Stock Purchase Plan”), a sub-plan of the Company’s 1998 Employee Qualified Stock Purchase Plan, and subscribe to purchase shares of the Company’s Common Stock, without par value, in accordance with this Subscription Agreement and the Stock Purchase Plan.

2.	I hereby authorize payroll deductions from each paycheck in the amount of _____% (maximum 15%) of my Compensation on each payday during the Offering Period in accordance with the Stock Purchase Plan. Such deductions are to continue for succeeding Offering Periods until I give written instructions for a change in or termination of such deductions.

Alternatively, for countries in which payroll deductions are not permitted and other methods of contributions have been approved by the Board:

[2.	I hereby make a direct cash/check contribution in the amount of _______. I will provide these funds with the submission of this Subscription Agreement. I will continue to contribute at this rate for succeeding Offering Periods until I give written instructions for a change in or termination of such contributions. I understand that my contribution rate may not exceed the limit set forth in the Stock Purchase Plan or otherwise communicated to me by the Company]

3.	I understand that any payroll deductions or approved contributions through other means shall be accumulated for the purchase of shares of Common Stock, without par value, at the applicable purchase price determined in accordance with the Stock Purchase Plan. I further understand that, except as otherwise set forth in the Stock Purchase Plan, shares will be purchased for me automatically on each Exercise Date of the offering period unless I otherwise withdraw from the Stock Purchase Plan by giving written notice to the Company for such purpose.

4.

I understand that my participation in the Stock Purchase Plan is in all respects subject to its terms. Any interpretation of this Subscription Agreement shall be made in accordance with the Stock Purchase Plan. In the event there is any contradiction between the provisions of this Subscription Agreement and the Stock Purchase Plan, the provisions of this Subscription Agreement shall prevail. All capitalized terms used in this Subscription Agreement that are not defined herein have the meanings defined in the Stock Purchase Plan. I understand that I may withdraw from the Stock Purchase Plan and have payroll deductions or other approved contributions refunded (without interest) on the next payroll date following notice of withdrawal at any time during the Offering Period.

5.	Shares purchased by me under the Stock Purchase Plan should be issued in the name(s) of:

________________________________________________________________________________________

6.	The Company shall assess tax and social insurance liability and requirements in connection with my participation in the Stock Purchase Plan, including, without limitation, tax liability associated with the subscription, purchase, or sale of shares acquired under the Stock Purchase Plan (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, I hereby acknowledge and agree that the Tax Liability shall be my responsibility and liability.

7.	I agree as a condition of my participation in the Stock Purchase Plan to make arrangements satisfactory to the Company to enable it to satisfy all withholding, payment and/or collection requirements associated with the satisfaction of the Tax Liability, including authorizing the Company to: (i) withhold all applicable amounts from my wages or other cash compensation due to me, in accordance with any requirements under the laws, rules, and regulations of the country of which I am a resident (“Local Law”), and (ii) act as my agent to sell sufficient shares for the proceeds to settle such requirements. Furthermore, I agree to pay the Company any amount the Company may be required to withhold, collect or pay as a result of my participation in the Stock Purchase Plan or that cannot be satisfied by deduction from the my wages or other cash compensation paid to me by the Company or sale of the shares acquired under the Stock Purchase Plan. I acknowledge that I may not participate in the Stock Purchase Plan or exercise any purchase right to receive shares under the Stock Purchase Plan unless the tax withholding, payment and/or collection obligations of the Company are satisfied.

8.

I understand that the Company may hold certain personal information about me, including but not limited to my name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all rights to purchase or any other entitlement to shares awarded, canceled, purchased or outstanding in my favor, for the purpose of implementing, administering or managing the Stock Purchase Plan (the “Data”). I further understand that Data may be transferred to any third parties assisting the Company in the administration of the Stock Purchase Plan. I understand that these recipients may be located within or outside my country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country of residence. I authorize the Company or the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering or managing my participation in the Stock Purchase Plan, including any requisite transfer of the Data as may be required for the administration of the Stock Purchase Plan and/or the subsequent holding of shares on my behalf to a broker or other third party to deposit any shares acquired pursuant to the Stock Purchase

Plan. I understand that the Data will be held only as long as necessary to implement, administer or manage my participation in the Stock Purchase Plan. I understand that I may, at any time, review the Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company. I understand that withdrawing my consent may affect my ability to participate in the Stock Purchase Plan.

9.	By signing this Subscription Agreement and participating in the Stock Purchase Plan, I agree and acknowledge that: (a) the Stock Purchase Plan is discretionary in nature and the Company can amend, cancel, or terminate the Stock Purchase Plan at any time; (b) participation in the Stock Purchase Plan is voluntary and occasional, and does not create any contractual or other future rights to purchase shares, or benefits in lieu of such rights; (c) my right to purchase shares under the Stock Purchase Plan ceases upon my termination of employment for any reason except as may otherwise be explicitly provided in this Subscription Agreement and the Stock Purchase Plan; (d) my right to participate in the Stock Purchase Plan and to purchase shares under the Stock Purchase Plan, if any, will cease as of the date that I am no longer actively performing services following the provision of a notification of termination or resignation from employment or services, regardless of any reasonable notice period mandated under local law, without reference to any other agreement, written or oral, express or implied, including my contract of employment; (e) my participation in the Stock Purchase Plan is voluntary; (f) my right to purchase shares under the Stock Purchase Plan is an extraordinary item of compensation, which is outside the scope of my employment agreement, if any; (g) my right to purchase shares under the Stock Purchase Plan is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments; (h) the future value of the shares purchased under the Stock Purchase Plan is unknown and cannot be predicted with certainty, and the Company makes no express or implied promise about the financial gain or loss to be achieved through participation in the Stock Purchase Plan; (i) the right to participate in the Stock Purchase Plan has been granted to me in my status as an employee of my employer and can in no event be understood or interpreted to mean that an entity other than my employer has an employment relationship with me; (j) no claim or entitlement to compensation or damages arises from the diminution in value of the right to purchase shares under the Stock Purchase Plan, or shares purchased under the Stock Purchase Plan, and if I did acquire any such rights, I am deemed to have irrevocably released the Company and/or my employer subsidiary from any such claim or entitlement that may arise by participating in the Stock Purchase Plan; and (k) neither the Stock Purchase Plan nor this Subscription Agreement shall obligate my employer to employ me for any particular length of time nor confer any right with respect to continuing my status as an employee.

10.	I agree and acknowledge that I shall bear any and all risk associated with the exchange or fluctuation of currency associated with my participation under the Stock Purchase Plan, including without limitation the purchase of shares of Common Stock or sale of such shares (the “Currency Exchange Risk”). I waive and release the Company from any potential claims arising out of the Currency Exchange Risk.

11.	I hereby agree to be bound by the terms of the Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Stock Purchase Plan.

12.	I understand that the exercise of a purchase right to receive shares under the Stock Purchase Plan and the issuance, transfer, assignment, sale, or other dealings of such shares shall be subject to compliance by the Company and me with all applicable requirements of Local Law. Furthermore, I agree that I will not acquire shares of Common Stock pursuant to the Stock Purchase Plan except in compliance with all requirements of Local Law.

13.	I have received a copy of the Stock Purchase Plan and a prospectus describing the Stock Purchase Plan and I represent that I am familiar with the terms and provisions thereof. I represent and acknowledge that I have reviewed the Stock Purchase Plan and this Subscription Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Subscription Agreement, and fully understand all provisions of the Stock Purchase Plan and this Subscription Agreement. I agree to be bound by all of the terms and provisions of the Stock Purchase Plan and this Subscription Agreement. I agree to accept as binding, conclusive, and final all decisions and interpretations of the Board upon any questions arising under the Stock Purchase Plan or this Subscription Agreement.

14.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Stock Purchase Plan:

NAME: (Please print)
(First) (Middle) (Last)

Relationship

(Address)

NAME: (Please print)
(First) (Middle) (Last)

Relationship

(Address)

Employee’s Social
Security Number:

Employee’s Address:**

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

**	It is the participant’s responsibility to notify the Company’s stock administrator in the event of a change of address.